Exhibit (i)

July 29, 2026

KraneShares Trust
280 Park Avenue, 32nd Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to KraneShares Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 497 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-180870; 811-22698) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about July 29, 2026, registering an indefinite number of shares of beneficial interest in the funds listed in Exhibit A of this letter (the “Funds”), each a series of the Trust (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the relevant portions of the prospectuses and statements of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Funds and the Shares, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

K&L GATES LLP

1601 K STREET NW   WASHINGTON   DC 20006

T +1 202 778 9000   F +1 202 778 9100   klgates.com

July 29, 2026

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

July 29, 2026

Exhibit A

KraneShares Public-Private AI & Technology ETF (formerly, KraneShares Artificial Intelligence and Technology ETF)

KraneShares Asia Pacific High Income USD Bond ETF

KraneShares Bosera MSCI China A 50 Connect Index ETF

KraneShares California Carbon Allowance Strategy ETF

KraneShares China Alpha Index ETF

KraneShares CSI China Internet ETF

KraneShares Eastern US Carbon Strategy ETF

KraneShares Electric Vehicles and Future Mobility Index ETF

KraneShares Public-Private Emerging Markets Internet and Technology ETF (formerly, KraneShares Emerging Markets Consumer Technology Index ETF)

KraneShares European Carbon Allowance Strategy ETF

KraneShares Global Carbon Strategy ETF

KraneShares Global EM Revenue Leaders Index ETF

KraneShares Global Humanoid Robotics and Physical AI Index ETF (formerly, KraneShares Global Humanoid and Embodied Intelligence Index ETF)

KraneShares Global Luxury Index ETF

KraneShares Hang Seng TECH Index ETF

KraneShares Hedgeye Hedged Equity Index ETF

KraneShares KWEB Covered Call Strategy ETF

KraneShares Man Buyout Beta Index ETF

KraneShares Mount Lucas Managed Futures Index Strategy ETF

KraneShares MSCI All China Health Care Index ETF

KraneShares MSCI China A Hedged Index ETF

KraneShares MSCI China Clean Technology Index ETF

KraneShares MSCI Emerging Markets ex China Index ETF

KraneShares MSCI One Belt One Road Index ETF

KraneShares China Technology & Semiconductor STAR 50 Index ETF (formerly, KraneShares SSE STAR Market 50 Index ETF)

KraneShares Sustainable Ultra Short Duration Index ETF

KraneShares Value Line® Dynamic Dividend Equity Index ETF

KraneShares 2x Long BABA Daily ETF

KraneShares 2x Long PDD Daily ETF

KraneShares 2x Long BIDU Daily ETF

KraneShares 2x Long JD Daily ETF

KraneShares 2x Long MELI Daily ETF

KraneShares 100% KWEB Defined Outcome January 2027 ETF

KraneShares 90% KWEB Defined Outcome January 2027 ETF

Quadratic Deflation ETF

Quadratic Interest Rate Volatility and Inflation Hedge ETF

KraneShares Dragon Capital Growth of Vietnam Index ETF (formerly, KraneShares Dragon Capital Vietnam Growth Index ETF)

KraneShares High-Bandwidth Memory ETF

KraneShares InspereX Nasdaq Dynamic Buffered High Income Index ETF

KraneShares Wahed Alternative Income Index ETF